Item 77C

PreservationPlus Portfolio and PreservationPlus Income Portfolio, each a series of BT INVESTMENT PORTFOLIOS

The Proxy Statement on Schedule 14A for PreservationPlus Portfolion and PreservationPlus Income Portfolio (the "Portfolios"), each a series of BT Investment Portfolios (File No. 811-7774), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on June 26, 2002.